                                                                     Exhibit 3

                              EMPLOYMENT AGREEMENT



          AGREEMENT dated as of July 28, 1995 by and between MARSAM PHARMACEUTICALS INC., a Delaware corporation having its principal office at Building 31, Olney Avenue, Cherry Hill, New Jersey (the "Company"), and Marvin
S. Samson, residing at 1905 Owl Court, Cherry Hill, New Jersey 08003 (the "Executive").

          The parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to Executive's employment by the Company.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

          1. EMPLOYMENT AND TERM. (a) The Company hereby employs the Executive as president, chief executive officer and chief operating officer of the Company and, as of the Acquisition Date, the Executive shall be appointed an Executive Vice President of Schein Pharmaceutical, Inc., a Delaware corporation ("SPI") (collectively, the "Position"). The Executive agrees to serve in the employ of the Company in the Position for a term (the "Initial Term") which shall commence on the date of the acquisition by SPI or a subsidiary of SPI of more than a majority of the outstanding shares of the common stock of the Company on a fully-diluted basis (the "Acquisition Date"), and, subject to paragraphs 1(b) and 1(c) hereof, shall terminate on the fifth anniversary of the Acquisition Date.

               (b) Unless written notice terminating the term of employment is given by either the Company or the Executive not less than one hundred eighty
(180) days in advance of the termination date of this Agreement, this Agreement shall be automatically extended, on all of the terms and conditions hereof, for additional periods of one-year.

               (c) The Company shall have the right to terminate the Executive's employment hereunder prior to the fifth anniversary of the Acquisition Date, but only for cause. For purposes of this Agreement, "cause" means (i) the Executive's willful and continued failure substantially to perform his duties with the Company or SPI, (ii) fraud, misappropriation or intentional material damage to the property or business of the Company or SPI or (iii) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the judgment of the Board of Directors of the Company (the "Board"), adversely affects the Company's reputation or the Executive's ability to carry out his obligations under this Agreement. The Executive shall not be entitled to any compensation under this Agreement for any period after such termination pursuant to this paragraph 1(c) except to the extent the Executive is entitled to receive benefits under the Plans (as defined herein) following such termination.

               (d) The Executive shall have the right to terminate his employment hereunder at any time prior to the fifth anniversary of the Acquisition Date.

               (e) Anything in this Agreement to the contrary notwithstanding, the Company, at its option, may retain the Executive as a consultant for a period (the "advisory period") of one year after (i) the Initial Term (or any extension under paragraph 1(b) hereof) or (ii) a termination by the Executive pursuant to paragraph 1(d) hereof, all on the terms and conditions hereinafter provided, in which event, the Executive shall continue to be bound by the restrictions of paragraph 7(b) hereof during the advisory period, as if he were an employee for such period. During the advisory period, the Executive will provide such advisory services concerning the business, affairs and management of the Company as may be from time to time requested by the Company, but the Executive shall not be required to devote more than five (5) days (up to an aggregate of forty (40) hours) each month to such services, which shall be performed at a time mutually convenient to both parties. The Company, at its option, may terminate the advisory period upon not less than thirty (30) days' prior written notice; PROVIDED, that upon termination of the advisory period, the Executive shall no longer be bound by the restrictions of paragraph 7(b) hereof. The Executive may, subject to the restrictions set out in paragraph 7(b) hereof, engage in other employment during the advisory period, and his advisory services hereunder shall be required only at times and places consistent with his other employment and his private activities. During the advisory period, the Company shall pay the Executive a consulting fee in an amount equal to the Executive's base salary immediately prior to the termination of employment, payments of such fee to be made in accordance with the Company's standard payroll policies in effect from time to time, and provide the Executive and his eligible dependents with health insurance coverage and disability insurance coverage for the Executive comparable to coverage while he was an employee hereunder or, at the Company's option, reimburse the Executive in an amount equal to not more than 125% of the cost to the Company thereof while an employee during the previous year; PROVIDED, HOWEVER, that, should the Executive engage in other employment, such consulting fee shall be reduced, on a dollar-for-dollar, basis, by an amount equal to the compensation received by the Executive for such other employment; and the consulting fee shall be reduced, on a dollar-for-dollar basis, by compensation paid to the Executive by the Company under paragraph 3(d) hereof for the same period of time. Without limiting the application of any other provision of this Agreement during the advisory period, the Company expressly confirms that the provisions of paragraph 4 hereof shall apply during the advisory period.

          2. DUTIES. (a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services of an executive nature commensurate with the Position which the Board may from time to time reasonably assign to him. Except for travel normally incidental and reasonably necessary to the business of the Company and the duties of the Executive hereunder, the duties of the Executive shall be performed in the Cherry Hill, New Jersey area. SPI shall also make available to the Executive an office for his use in its corporate headquarters.

               (b) The Executive shall, consistent with his position as president and chief executive officer of the Company and executive vice president of SPI, be responsible for the management of the Company and its organizational structure, subject to the Board and to the provisions of this Agreement, his authority to include, without limitation, supplier relationships and salary, perquisites and, with respect to stock options, (subject additionally to SPI's Board of Directors) stock options for SPI common stock for the Company's employees.

               (c) The Executive shall, consistent with his position as president and chief executive officer of the Company and executive vice president of SPI, be responsible for, and shall co-ordinate, all product development activities for SPI's and the Company's parenteral products.

               (d) The Executive shall, consistent with his position as president and chief executive officer of the Company and executive vice president of SPI, be responsible for and shall co-ordinate, all sales and marketing activities for SPI's and the Company's hospital and home care accounts.

               (e) The Executive shall devote all of the Executive's time and attention during regular business hours to the performance of the Executive's duties hereunder and, during the term of his employment hereunder, shall not engage in any other business enterprise which requires the Executive's personal time or attention, unless granted the prior permission of the Board. The foregoing shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging (but not to exceed an average of five hours per week) in, any business which does not compete with the business of the Company or SPI or any subsidiary of the Company or SPI or the Executive's involvement in charitable or community activities, provided, that the time and attention which the Executive devotes to such business and activities does not materially interfere with the performance of his duties hereunder.

               (f) The Executive shall be entitled to such personal vacations with full compensation, and to be taken at such time or times, as the Executive and the Company shall mutually determine.

          3. COMPENSATION. (a) For all services to be rendered by the Executive hereunder, the Company shall pay the Executive an annual salary at a rate of not less than Four Hundred Thousand Dollars ($400,000) per year, plus such other compensation as may, from time to time, be determined by the Company. Such salary and other compensation shall be payable in accordance with the Company's normal payroll practices as in effect from time to time. At the end of each fiscal year, the Company shall review the Executive's salary level, and shall increase such level for the following year to such amount as the Board may determine.

               (b) The compensation provided for in paragraph 3(a) above shall be in addition to such rights as the Executive may have, during the Executive's employment hereunder or thereafter, to participate in and receive benefits from or under any bonus, stock option, pension, profit-sharing, insurance or other employee benefit plan or plans of the Company which may exist now or hereafter (collectively, the "Plans"). During the period ending on the first anniversary of the Acquisition Date, the Executive shall have the right, on a basis reasonably acceptable to the Company and SPI (such acceptance not to be unreasonably withheld), to elect to participate (with credit to the greatest extent possible for prior years of service with the Company), to the extent he is eligible, and subject to applicable law, in one or more SPI benefit plans in which senior executives of SPI participate, in lieu of one or more Company benefit plans relating to the same type of benefit.

               (c) If the Company terminates the Executive's employment hereunder, other than in accordance with paragraph 1(c) above, the Company shall continue to pay the Executive the salary provided in paragraph 3(a) above, in accordance with the Company's normal payroll practices in effect from time to time, and provide the Executive and his eligible dependents with health insurance coverage and disability insurance coverage comparable to coverage while he was an employee hereunder or, at the Company's option, reimburse the Executive in an amount equal to not more than 125% of the cost to the Company thereof while an employee during the previous year, all for the remainder of the Initial Term or any extension thereof; and the Executive shall have no further or other rights, and the Company no further or other liabilities or obligations, under this Agreement.

               (d) If the Executive terminates his employment hereunder prior to the end of the Initial Term under paragraph 1(d) above, the Company shall continue to pay the Executive 50% of the salary provided for in paragraph 3(a) above, in accordance with the Company's normal practices in effect from time to time, and provide the Executive and his eligible dependents with health insurance coverage and disability insurance coverage comparable to coverage while he was an employee hereunder or, at the Company's option, reimburse the Executive in an amount equal to not more than 125% of the cost to the Company thereof while an employee during the previous year, all for a period beginning on the date of such termination and ending on the earlier of the third anniversary of the termination or the fifth anniversary of the Acquisition Date; and the Executive shall have no further or other rights, and the Company no further or other liabilities or obligations, under this Agreement.

               (e) During any period in which the Company is obligated to pay salary to the Executive under this paragraph 3 or a consulting fee under paragraph 1(e) of this Agreement, the Company shall provide the Executive with an automobile or, at the Company's option, an automobile allowance, in accordance with the Company's policies in effect from time to time.

          4. EXPENSES. The Company shall promptly reimburse the Executive, or cause the Executive promptly to be reimbursed, for all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation therefor.

          5. ADDITIONAL COVENANTS. During the Executive's employment under this Agreement, except as otherwise consented to or approved by the Executive and SPI:

               (a) (1) the Board will be comprised of seven members, three to be designated by the Executive, three to be designated by SPI (the "SPI directors") and one, who shall be an employee of Bayer Corporation or any of its affiliates (other than SPI and its subsidiaries), to be designated by SPI, subject to the approval thereof by the Executive, which approval shall not be unreasonably withheld (the "Bayer director");

                    (2) the consent or approval of at least one of the SPI directors shall be required prior to the Company taking any extraordinary corporate actions, which, for purposes of this Agreement, shall include, without limitation, financings; purchases or sales of assets not in the ordinary course of business; issuances of securities; providing compensation, perquisites or benefits beyond levels customary in the multisource industry; actions with respect to the certificate of incorporation or by-laws; reorganizations, recapitalizations and business combinations; encumbering of assets; and actions that could result in a violation of agreements relating to indebtedness of SPI or (with the additional consent or approval of the Bayer director) agreements between SPI (or any of its affiliates) and Bayer Corporation (or any of its affiliates);

                    (3) after consultation with the other directors, the SPI directors shall be entitled to authorize and approve, as actions of the Board, corporate actions not inconsistent with the provisions of this paragraph 5, including, without limitation, financings; issuances of securities; and encumbering of assets;

               (b) the Executive, having been elected a director of SPI effective upon the Acquisition Date, shall be included in the slate of SPI's management nominees for re-election as a director;

               (c) neither the Company's name nor logo shall be modified in any way, and the Company may continue to use its name and logo on product labelling and the like;

               (d) the headquarters of the Company shall remain in Cherry Hill, New Jersey;

               (e) the Company shall not be required to sell products to or manufacture products for SPI or any SPI affiliate on terms less favorable to the Company than those the Company provides to unaffiliated customers for similar purchase quantities; and

               (f) the Company shall have funds made available to it to the extent of "Available Cash", which shall equal: cash on hand at the Company at the Acquisition Date, PLUS out-of-pocket transaction costs of the Company paid in connection with the acquisition referred to in paragraph 1(a), PLUS 50% of Operating Cash Flow (I.E., net income (after taxes, calculated on a stand-alone basis) PLUS depreciation PLUS amortization PLUS/LESS working capital decreases/increases LESS capital expenditures), PLUS interest income (at 30-day LIBOR), LESS interest expense (at SPI's cost of funds), but only in respect of borrowings outstanding when Available Cash is negative, LESS 50% of negative Operating Cash Flow, to the extent of Available Cash, and thereafter 100% of negative Operating Cash Flow.

          6. INDEMNIFICATION. The Company shall indemnify the Executive, to the fullest extent permitted by law, for any and all liabilities to which the Executive may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including attorneys' fees) of any legal action brought or threatened to be brought against him or the Company as a result of, in connection with or arising out of such employment. The Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers.

          7. CONFIDENTIALITY AND NON-COMPETITION. (a) The Executive shall not use or disclose at any time during the

Executive's employment with the Company, or at any time thereafter, any trade secret or proprietary or confidential information of the Company or any of its affiliates.

               (b) During the Executive's employment with the Company; during the advisory period, if any; during the period the Company continues to make payments under paragraph 3(c) or 3(d) above; and, in the case of termination of employment under paragraph 1(c) above, until the earlier of the sixth anniversary of the Acquisition Date and the fourth anniversary of such termination, the Executive shall not be engaged as an officer, director, or employee of, or in any way be associated in a management or ownership capacity with, any corporation, partnership or other enterprise or venture which conducts a business which is in competition with the business of the Company or SPI or their subsidiaries as at the time of such termination or expiration, PROVIDED, HOWEVER, that the Executive may own not more than three percent (3%) of the outstanding securities, or equivalent equity interests, of any class of any corporation or firm which is in competition with the business of the Company or SPI or their subsidiaries, which securities are listed on a national securities exchange or traded in the over-the-counter market. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

          8. REPRESENTATION AND WARRANTY OF THE EXECUTIVE. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Company or his performance of the terms of this Agreement.

          9. ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Compensation Continuation Agreement dated October 19, 1991 (as currently in effect) and the Split Dollar Insurance Agreement dated March 25, 1991 (as currently in effect) (which Compensation Continuation Agreement and Split Dollar Insurance Agreement shall continue in effect in accordance with their terms unless surrendered by the Executive under the last sentence of paragraph 3(b) hereof) contain the entire agreement between the Company and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto and SPI.

          10. ASSIGNABILITY. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of the Company hereunder may be assigned by the Company, whether by operation of law or otherwise, without the Executive's prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Company and its permitted successors and assigns hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

          11. NOTICE. Any notice which may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, to either party hereto at their respective addresses stated above, or at such other address as either party may be similar notice designate.

          12. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 5 or 7 above were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 5 or 7 above and to enforce specifically the terms and provisions of paragraph 5 or 7 above, this being in addition to any other remedy to which they are entitled at law or in equity.

          13. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives as provided in paragraph 10 hereof) and SPI any rights or remedies of any nature under or by reason of this Agreement.

          14. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                              MARSAM PHARMACEUTICALS INC.


                              By
                                 ------------------------
                                   Authorized Signatory


                              ---------------------------
                                   Marvin S. Samson

          Schein Pharmaceutical, Inc. hereby agrees, commencing on the Acquisition Date, to be bound by the provisions of Paragraphs 1(a), 2(a), 2(b), 2(c), 2(d), 3(b), 5(a), 5(b), 5(c), 5(d), 5(e) and 5(f), to the extent they refer to SPI, of the foregoing Employment Agreement and to cause the Company to perform the obligations of the Company under the foregoing Employment Agreement.

                              SCHEIN PHARMACEUTICAL, INC.


                              By
                                --------------------------
                                   Authorized Signatory